Exhibit 99.1

For Immediate Release

Intelligroup® Reports Q1 2009 Revenue of $30.9 Million,
Operating Income of $1.8 Million and EPS of $0.02

- Year-on-Year improvement on Gross and Operating Margin -

- Hosts Conference Call & Webcast Today at 10:00 a.m. EDT -

Princeton, NJ, May 1, 2009 – Intelligroup, Inc. (OTC BB: ITIG), an information technology and outsourcing services provider principally focused on enterprise resource planning (ERP) and extended ERP solutions, today announced operating results for its first quarter ended March 31, 2009. Intelligroup will host a conference call today at 10:00 a.m. EDT to review its financial results.

Conference Call/Replay: Dial 800-736-4610 or 212-231-2907. A phone replay will be available until May 8, 2009 via 800-633-8284 or 402-977-9140, passcode: 21421747.

Webcast: Available live at www.intelligroup.com/ig_events_webcasts.html or www.earnings.com and archived for 30 days.

Q1 Highlights:

  Q1 ’09 revenue decreased 19.7% to $30.9 million compared to $38.5 million in Q1 '08 and decreased 17.3% compared to Q4 ‘08 revenue of $37.3 million

  Q1 ’09 gross margin rose to 31.2% compared to 29.7% in Q1 ’08 but decreased compared to 32.5% in Q4 ’08

  Q1 ’09 operating margin was 5.9% compared to 4.4% in Q1 ’08 and 7.9% in Q4 ’08

  Q1 ’09 foreign exchange (fx) loss of $0.6 million compared to an fx gain of $0.4 million in Q1 ’08 and a $1.4 million fx loss in Q4 ’08

  Q1 ’09 net income was $0.8 million, or $0.02 per diluted share, compared to $1.9 million, or $0.04 per diluted share, in Q1 ’08 and $1.0 million, $0.02 per diluted share, in Q4 ’08

  Q1 ’09 cash from operating activities of $6.2 million

  Cash and cash equivalents of $14 million as of March 31, 2009

  Intelligroup added 32 new customers globally in Q1 ‘09
Overview of Key Operating Metrics:
	Q1' 09	Q4' 08	Q3' 08	Q2' 08	Q1' 08	2008	2007
Utilization Rate	72%	70%	72%	73%	69%	71%	70%
Billing Rates – Offshore	$22	$24	$24	$23	$23	$24	$21
Billing Rates – Onsite	$106	$110	$108	$106	$106	$107	$103
Revenue Mix – Offshore	34%	32%	29%	30%	28%	30%	28%
Revenue Mix – Onsite	66%	68%	71%	70%	72%	70%	72%
Top 10 Customer Revenue %	36%	38%	36%	36%	40%	35%	41%

Intelligroup President and Chief Executive Officer, Vikram Gulati, commented, "We continue to be impacted by the challenging global economic environment, which led many of our existing and prospective customers to defer decision-making on a range of IT services initiatives, particularly shorter-term projects. In response, we moved quickly to adjust our staffing levels and overhead structure to address this new environment, and we were able to preserve much of our gross and operating margins on a sequential basis and improve margins versus a year ago. While we are certainly not pleased with our top line results, we are encouraged by our ability to manage the business well and cushion the impact on the earnings.

“Though we face difficult industry prospects, and visibility as to the depth and length of the current environment remains uncertain, we are convinced that the long-term prospects for the ERP market and Intelligroup remain sound. While continuing to deliver the superior execution our customers have come to expect, we will continue to actively manage our resources focusing on improving key operating metrics and aligning our costs to the changes in market dynamics. Though it is clear that the full year 2009 will be a challenging period with revenue levels below those in 2008, we are on track to improve our operational efficiency and reduce cost to best manage our margins. In addition to the efforts we undertook in Q1 ’09 to preserve operating margins, we have also solidified our balance sheet and cash position with a significant increase in our cash and cash equivalent position.”

Q1 Operating Results:

Revenues for Q1 '09 decreased 19.7% to $30.9 million, compared to $38.5 million in Q1 '08 and declined 17.3% compared to Q4 ’08. Despite declining revenues Intelligroup continued to actively manage its staffing levels and cost structure, generating a gross margin of 31.2%, versus 29.7% in the year ago period and 32.5% in Q4 ‘08. Q1 ’09 gross profit decreased 15.8% to $9.6 million compared to Q1 ’08 gross profit of $11.4 million and 20.6% compared to Q4 ’08 gross profit of $12.1 million.

SG&A decreased by 19.6% to $7.8 million compared to $9.7 million in Q1 ’08 and declined by 15% compared to $9.2 million in Q4 ’08. Q1 ’09 operating income was $1.8 million or 5.9% of revenues, a 150 basis point improvement over $1.7 million or 4.4% of revenues in Q1 ’08, and down 200 basis points compared to operating income of $2.9 million or 7.9% of revenue in Q4 ’08.

Intelligroup recorded a foreign exchange loss of $0.6 million in Q1 ’09 reflecting the continued impact of the Company’s hedging positions on inter-company balances. This compares to a net foreign exchange gain of $0.4 million in Q1 ’08 and a net foreign exchange loss of $1.4 million in Q4 ’08. Tax expenses totaled $0.5 million in Q1 ’09 as compared to $0.3 million in Q1 ’08 and $0.4 million in Q4 ‘08 primarily due to the exhausting of carry forward losses in the UK operations in 2008.

Q1 ’09 net income was $0.8 million, or $0.02 per diluted share, compared to Q1 ’08 net income of $1.9 million, or $0.04 per diluted share, and Q4 ’08 net income of $1.0 million, or $0.02 per share. Diluted shares outstanding were 41.7 million in Q1 ’09, a decrease of 1.8% and 1.1% compared to Q1 ’08 and Q4 ’08, respectively, principally reflecting the impact of the repurchases under the Company’s previously announced share repurchase program. To date in 2009, Intelligroup purchased 584,850 shares at an average cost of $1.48 per share, bringing total purchases under the program to 664,150 shares.

Intelligroup generated cash from operating activities of $6.2 million in Q1 ’09, ending the quarter with $14 million of cash and cash equivalents net of line of credit borrowings, an increase of approximately $4 million from year-end 2008.

Alok Bajpai, CFO, added, “By focusing on operational efficiencies including utilization, overheads, cash collection and onsite/offshore mix, we were able to mitigate much of bottom line impact of the revenue decline while also generating strong cash flow. With a disciplined approach to cost and expense management in place, we were able to preserve the strength of our balance sheet and continued to grow our cash and short term investments position to nearly $16 million.

“We continue to view accretive share repurchases as an excellent means to enhance shareholder value over the long term and believe the current valuation of Intelligroup common shares makes such share repurchases a very compelling use of capital. Pursuant to our October 2008 repurchase authorization of up to $5 million, we expect to continue to repurchase additional shares, subject to business conditions, cash flows, and the market price of our shares.”

About Intelligroup, Inc.
Intelligroup is an ERP-focused enterprise applications systems integrator providing consulting, implementation, testing, application management and other IT services for global corporations. The Company possesses deep expertise and proprietary tools in industry-specific enterprise solutions and has been recognized by clients, partners including SAP and Oracle and IT industry analysts for consistently exceeding expectations. Intelligroup won the 2007 global annual Pinnacle Award from SAP, was a finalist in Oracle 2007 Titan Awards, and was recognized by NASSCOM as a Top 100 Innovator. Intelligroup’s global service delivery model combines onsite teams and offshore development capabilities to deliver solutions that accelerate results, reduce costs and generate meaningful ROI for clients. Intelligroup clients include Varian Medical, Reckitt Benckiser, Royal Greenland, SAP, Magellan, Hershey’s, Eastman Chemical and Hitachi. For more information please visit www.intelligroup.com.

Safe Harbor for Forwarding-looking Statements:
Certain statements contained herein, including statements regarding the development of services and markets, future demand for services and the effect of the share repurchases by the Company and other statements regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995), including future financial performance and the effect of share repurchase by the company. Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Factors that could cause actual results to differ materially include, but are not limited to, the continuation of the current global economic crisis or further deterioration of the global economy, variability of quarterly operating results, continued uncertainty of the IT market and revenues derived from application management business, uncertainty in revenues for traditional professional services offerings, loss of one or more significant customers, reliance on large projects, concentration of revenue, volatility caused by fluctuations in the currency markets, ability to attract and retain professional staff, dependence on key personnel, ability to manage growth effectively, risks associated with strategic partnerships, various project-associated risks, including termination with short notice, substantial competition, risks associated with intellectual property rights, risks associated with international operations and other risk factors detailed under the caption "Risk Factors" in Intelligroup's annual report on Form 10-K for the period ended December 31, 2008. Intelligroup disclaims any intention or obligation to update forward looking statements as a result of developments occurring after the date of this press release.

Intelligroup, the Intelligroup logo and ‘Creating the Intelligent Enterprise’, are trade-marks of the Company. 4Sight, 4Sight Plus, PowerUp Services, HotPac Analyzer and Uptimizer are service marks of Intelligroup.

All other trademarks and company names mentioned are the property of their respective owners

INVESTOR CONTACTS:
Norberto Aja, David Collins
Jaffoni & Collins Incorporated
(212) 835-8500
itig@jcir.com

(Unaudited financial statements attached)

INTELLIGROUP, INC.
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2009 AND DECEMBER 31, 2008
(In thousands except par value)

	March 31	December 31
	2009	2008
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$14,150	$10,161
Short-term Investments	1,724	1,031
Accounts receivable, less allowance for doubtful accounts of $1,844 and
$1,996 at March 31, 2009 and December 31, 2008, respectively	23,138	23,805
Unbilled services, less allowance for doubtful accounts of $20 as at March
31, 2009 and December 31, 2008	5,241	10,456
Deferred tax asset, current portion	865	545
Prepaid expenses and Prepaid Taxes	1,207	1,508
Other current assets	584	617
Total current assets	46,909	48,123
Property and equipment, net	4,404	5,041
Goodwill and Intangibles	1,853	1,941
Restricted Cash & Investments	1,895	882
Deferred taxes and other assets	2,065	4,243
Total Assets	$57,126	$60,230

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Line of credit borrowings	$125	$125
Accounts payable	5,074	4,441
Accrued payroll and related taxes	9,663	11,609
Accrued expenses and other current liabilities	4,031	4,930
Deferred revenue, current portion	1,485	735
Capital lease and deferred rent, current portion	725	805
Total current liabilities	21,103	22,645
Obligations under capital lease, net of current portion	375	533
Deferred revenue, net of current portion	395	454
Other long-term liabilities	1,096	1,556
Total Liabilities	22,969	25,188

SHARE HOLDERS' EQUITY
Preferred stock, $.01 par value, 5,000 shares authorized, none issued or
outstanding	—	—

Common stock, $.01 par value, 65,000 shares authorized at March 31, 2009 and December 31, 2008 and 41,529 and 42,114 shares issued and
outstanding at March 31, 2009 and December 31, 2008, respectively	415	421
Additional paid-in capital	71,412	72,089
Accumulated deficit	(33,323)	(34,100)
Accumulated other comprehensive loss	(4,347)	(3,368)

Total shareholders’ equity	34,157	35,042

Total liabilities and shareholders’ equity	$57,126	$60,230

INTELLIGROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands OF U.S. dollars except per share data)

	THREE MONTHS ENDED MAR 31,
	2009	2008
	(Unaudited)
Revenue	$30,869	$38,453
Cost of revenue	21,248	27,029
Gross profit	9,621	11,424

Selling, general and administrative expenses	7,257	8,998
Depreciation and amortization	554	720
Total operating expenses	7,811	9,718

Operating Income	1,810	1,706

Interest income	32	106
Interest expense	(20)	(161)
Foreign currency transaction gain (loss), net	(615)	351
Other income	99	186

Income before income taxes	1,307	2,188
Provision for income taxes	530	$326
Net Income	$777	$1,862

Basic net income per share	$0.02	$0.04
Diluted net income per share	$0.02	$0.04

Weighted average no. of common shares
outstanding - Basic	41,719	42,160
- Diluted	41,740	42,493

INTELLIGROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THREE MONTH ENDED MARCH 31, 2009 AND 2008
(USD in thousands)

	THREE MONTHS ENDED MAR 31,
	2009	2008
	(Unaudited)
Cash flows from operating activities:
Net Income	$777	$1,862
Adjustments to reconcile net loss to net
Cash provided by operating activities:
Depreciation and amortization	671	890
Provision for doubtful accounts and advances	(81)	137
Stock compensation expense	199	294
Exchange gain	(244)	(585)
Deferred taxes	(140)	118
Changes in operating assets and liabilities:
Accounts receivable	565	(1,096)
Unbilled services	5,109	(766)
Prepaid expenses and other current assets	142	685
Other assets	66	162
Restricted Cash	710	(90)
Accounts payable	272	(200)
Accrued payroll and related taxes	(1,828)	243
Accrued expenses and other current liabilities	(847)	(606)
Deferred revenue	785	(149)
Income taxes payable	131	329
Other long-term liabilities	(141)	(27)
Net cash provided by operating activities	$6,146	$1,201

Cash flows from investing activities:
Purchase of property and equipment	$(130)	$(383)
Proceeds from sale of equipment	-	33
Purchases of investments	(741)	-
Net cash used in investing activities	$(871)	$(350)

Cash flows from financing activities:
Principal payments under capital leases	$(232)	$(242)
Stock Repurchase	(881)	-
Net change in line of credit borrowings	-	286
Net cash (used in) provided by financing activities	$(1,113)	$44

Effect of foreign currency exchange rate changes on cash	$(173)	$145

Net increase in cash and cash equivalents	3,989	1,040
Cash and cash equivalents - beginning of year	$10,161	$8,419
Cash and cash equivalents - end of the period	$14,150	$9,459